The Company has requested confidential treatment with respect to certain portions of this Agreement, which have been omitted, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PATENT LICENSE AGREEMENT

WITH RESEARCH COMPONENT

BETWEEN

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION INC.

AND

APOLLO BIOPHARMACEUTICS, INC.

FEBRUARY 4, 1999

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS

2

ARTICLE II. GRANT

4

ARTICLE III. DUE DILIGENCE

6

ARTICLE IV. ROYALTIES

7

ARTICLE V. REPORTS AND RECORDS

9

ARTICLE VI. PATENT PROSECUTION

10

ARTICLE VII. INFRINGEMENT

11

ARTICLE VIII. PRODUCT LIABILITY

12

ARTICLE IX. EXPORT CONTROLS

13

ARTICLE X. NON-USE OF NAMES

13

ARTICLE XI. ASSIGNMENT

13

ARTICLE XII. TERM AND TERMINATION

14

ARTICLE XIII. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

18

ARTICLE XIV. ARBITRATION

19

ARTICLE XV. MISCELLANEOUS PROVISIONS

19

ARTICLE XVI. CONDITION OF EFFECTIVENESS

20

EXHIBIT A

22

EXHIBIT B

24

PATENT LICENSE AGREEMENT

WITH RESEARCH COMPONENT

This Agreement is made and entered into this 15th day of December 1993 (the Effective Date), and revised and restated on the 4th day of February 1999, by and between THE UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida; 32611-2037, U.S.A. (hereinafter referred to UFRFI), and APOLLO BIOPHARMACEUTICS, INC., a corporation duly organized under the laws of the State of Delaware add having its principal office at One Broadway, Suite 600, Cambridge, Massachusetts 02142 (hereinafter referred to as LICENSEE).

WITNESSETH

WHEREAS, UFRFI is the owner of certain “Patent Rights” (as later defined herein) by assignment from the University of Florida (hereinafter referred to as University) relating to [****] filed in the United States, Patent and Trademark Office on November 5, 1993, and has the right to grant licenses under said Patent Rights;

WHEREAS, UFRFI desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder, subject only to a royalty-free, non-exclusive license to be granted to the United States government, as required by law;

WHEREAS, LICENSEE has represented to UFRFI to induce UFRFI to enter into this Agreement, that LICENSEE is familiar with the development, production, manufacturing marketing and sale of products similar to the “Licensed Product(s)” (as later defined herein) and/or the use of the “Licensed Process(es)” (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights commercially so that public utilization and royalty income to UFRFI shall result therefrom;

WHEREAS, LICENSEE desires to obtain a license from UFRFI under the Patent Rights upon the terns and conditions hereinafter set forth; and

WHEREAS, LICENSEE has certain additional research it desires which the parties agree should be conducted by the University of Florida;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meaning:

Section 1.1

 “LICENSEE” shall mean all of the following:

(a)

a related company of LICENSEE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by LICENSEE;

(b)

an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE;

(c)

an organization, the majority ownership of which is directly or indirectly common to the ownership of LICENSEE.

Section 1.2

“Patent Rights” shall mean all of the following UFRFI intellectual property:

(a)

the United States and foreign patents and/or patent applications listed in Exhibit A;

(b)

United States and foreign patents issued from the applications listed in Exhibit A and from divisionals and continuations of these applications;

(c)

claims of U.S. continuation-in-part applications and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A;

(d)

claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b), or (c) above;

(e)

any reissues of United States patents described in (a), (b), (c), or (d) above.

Section 1.3

A “Licensed Product” shall mean any product or part thereof which:

(a)

is covered or its use is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Product is made, used or sold; or

(b)

is derived from Patent Rights, Know-How (as later defined herein), and/or trade secrets related to or described in Patent Rights;

and is sold, manufactured or used in any country under this Agreement.

Section 1.4

A “Licensed Process” shall mean any process or part thereof which:

(a)

is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is made, used or sold; or

(b)

is derived from Patent Rights, Know How, and/or trade secrets related to or described in Patent Rights;

and is sold, manufactured or used in any country under this Agreement.

Section 1.5

“Net Sales” shall mean LICENSEE’S billings, for Licensed Products and Licensed Processes produced hereunder invoiced to independent third parties less the sum of the following:

(a)

Trade, quantity, cash or other discounts allowed in amounts customary in the trade;

(b)

sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales or transportation, use or delivery of products or services paid by LICENSEE; and

(c)

amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.  Licensed Products shall be considered “sold” when payment is actually received by LICENSEE.

Section 1.6

“Know-How” shall mean any and all technical data, information, or knowledge which is developed by [****] and coworkers as a result of Project Work.

Section 1.7

“Research Agreement” shall mean an agreement substantially in the form of the agreement attached hereto as Exhibit B with its associated terms and conditions.

Section 1.8

“University Inventions” shall mean individually and collectively all inventions, improvements and/or discoveries patentable or unpatentable, which are conceived and/or made solely by one or more employees of University in performance of the Project Work (as defined in the Research Agreement).  For the purposes of this Paragraph, the “making” of inventions shall be governed by U.S. laws of inventorship.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.9

“Joint Inventions” shall mean individually and collectively all inventions, improvements and/or discoveries patentable or unpatentable, which are conceived and/or made jointly by personnel of University (including faculty and employees) and of LICENSEE in performance of the Project Work (as defined in the Research Agreement).  For the purposes of this Paragraph, the “making” of inventions shall be governed by U.S. laws of inventorship.

Section 1.10

“University Patents” shall mean collectively and individually any and all United States and foreign patent applications and any and all issued United States Letters Patent and foreign patents owned by University which pertain to University Inventions derived during Project Work (as defined in the Research Agreement) under this Agreement.

Section 1.11

 “Joint Patents” shall mean collectively and individually any and all United States and foreign patent applications and any and all issued United States Letter Patents and foreign patents jointly owned by LICENSEE and University which pertain to Joint Inventions derived during Project Work (as defined in the Research Agreement) under this Agreement.

Section 1.12

“Participating Sublicense” shall mean any sublicense whereby LICENSEE and its sublicensee cooperate, through a strategic alliance, in the development, manufacturing and/or commercialization of Licensed Product or Licensed Process, and wherein there is a division or sharing of responsibilities and/or expenses.

Section 1.13

“Non-Participating Sublicense” shall mean any sublicense whereby LICENSEE does not participate in development, manufacturing and/or commercialization of Licensed Product or Licensed Process; and wherein all expenses and responsibilities attendant thereto are borne exclusively by sublicensee.

Section 1.14

“Participating Sublicense Income” shall mean all proceeds (including royalties, advanced-royalties or “lump-sum“ payments) actually received by LICENSEE for the grant of rights under Participating Sublieensess under the license herein granted.

Section 1.15

“Non-Participating Sublicense Income” shall mean the net proceeds (including royalties, advanced royalties or “lump-sum” payments) actually received by LICENSEE for the grant of rights under Non-Participating Sublicenses under the license herein granted, after the deduction of all reasonable legal costs, documented by credible written evidence provided to UFRFI, actually incurred by LICENSEE in connection with the negotiation and procurement of the pertinent sublicenses.

ARTICLE II. GRANT

Section 2.1

UFRFI hereby grants to LICENSEE the right and license to make, have made, use, import, lease and sell the Licensed Products and Licensed Processes and Know-How throughout the world in any and all fields of use to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms hereof, subject to the nonexclusive licenses granted to the United States Government.

Section 2.2

In order to establish exclusivity for LICENSEE, UFRFI hereby agrees that it shall not grant any other license to make, have made, use, import, lease and sell Licensed Products or to utilize Licensed Processes throughout the world in any or all fields of use during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration of this Agreement.

Section 2.3

UFRFI, on behalf of the University of Florida, reserves the right to practice under the Patent Rights for its own non-commercial research purposes, notwithstanding the source of funding.

Section 2.4

LICENSEE shall have the right to enter, into sublicensing agreements for the rights, privileges and licenses granted hereunder.  However, LICENSEE shall notify UFRFI in writing of the initiation of license negotiations with all potential sublicensees.

Section 2.5

LICENSEE hereby agrees that every Non – Participating Sublicense agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE’s exclusive rights, privileges and license hereunder shall terminate.  LICENSEE agrees that any such sublicense granted hereunder shall provide that the obligations to UFRFI under Article I (Definitions), II (Grants), V (Reports and Records), VII (Infringement), VIII (Product Liability), IX (Export Controls), X (Non-Use of Names), XII (Term and Termination), XIV (Arbitration), and XV (Miscellaneous Provisions) of this Agreement shall be binding on the sublicensee as if it were a party to this Agreement.  LICENSEE further agrees to attach copies of such Articles to each such sublicense agreement.

Section 2.6

LICENSEE hereby agrees that every Participating Sublicense agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall not breach any terms of this Agreement

Section 2.7

LICENSEE agrees to forward to UFRFI a copy of any and all Non-Participating Sublicense agreements within thirty (30) days of the execution of such sublicense agreements and further agrees to forward to UFRFI annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

Section 2.8

Should LICENSEE receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, LICENSEE and UFRFI shall negotiate in good faith to determine the corresponding monetary value of the non-cash payments, and to arrive at an equitable disposition.

Section 2.9

The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein.

Section 2.10

UFRFI hereby grants to LICENSEE an exclusive option to negotiate for an exclusive license to sublicense, manufacture, use and sell products and processes based on or under University Inventions, University Patents and the University’s component of Joint Inventions arising under Project Work as described and defined in Exhibit B, and UFRFI shall use its best efforts to obtain assignment of any inventions or portions thereof conceived and/or made by students of the University in their performance of the Project Work. This option shall extend for a period of six (6) months after the date of conception and disclosure to LICENSEE of any University Inventions.  During such option period, University shall not offer these rights to any third party.  LICENSEE shall exercise its option to negotiate for an exclusive license by providing to UFRFI written notice of such exercise and the parties hereto shall commence the negotiation, in good faith, of the said terms including, but not limited to royalty, license fee, and due diligence to commercialize products within thirty (30) days of LICENSEE’s notice to UFRFI.  The parties hereto shall use all reasonable effort to reach agreement relative to said terms within six (b) months of commencement of said negotiation.  The following factors shall be considered by the parties: Should LICENSEE request a license to any University Invention or University Patent which is subject to this Agreement after the expiration of the option period granted herein, University, if it has not exclusively licensed such University Invention or University Patent and is not in active negotiations therefore prior to LICENSEE’s request, shall negotiate with LICENSEE for a license as provided hereunder.  If University has non-exclusively licensed those University inventions or University Patents prior to LICENSEE’s request, University shall grant to LICENSEE, as above, a non-exclusive license under terms and conditions at least as favorable as the previous non-exclusive license.

Section 2.11

Any patent applications made or patents issued from Joint Inventions shall be filed in University’s and LICENSEE’s names, and the portion and/or claims thereof not made by University personnel shall belong to LICENSEE and shall not be subject to the provisions of this Agreement.  In determining royalty rates in licenses to such patent applications or patents resulting from the joint effort of LICENSEE and University, there shall be taken into consideration the relative contributions of the respective joint inventors of the invention.

Section 2.12

Any controversy, dispute or claim arising out of, or relating to, any provisions of this Paragraph 2 which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by arbitration in accordance with the provisions of Article XIV of this Agreement.

Section 2.13

LICENSEE agrees that for Licensed Products covered by Patent Rights that are subject to the non-exclusive royalty-free license to the United States government, such Licensed Products will be manufactured substantially in the United States, in accordance with applicable federal law, provided, however, that UFRFI agrees to cooperate with LICENSEE and/or sublicensees, upon request, in seeking a reasonable request for a waiver of the said manufacturing requirement.

Section 2.14

LICENSEE further agrees that it shall abide by all rights and limitations of U.S. Code Title 35, Chapter 38, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

ARTICLE III. DUE DILIGENCE

Section 3.1

LICENSEE shall use diligent efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights to attain maximum commercialization of Licensed Products and

Licensed Processes, including sponsoring of research at UFRFI pursuant to the Research Agreement, with a minimum total of [****] per year for two years from April 1, 1999.

Section 3.2

LICENSEE’s failure to perform in accordance with Paragraph 3.1 above shall be grounds for UFRFI to terminate this Agreement pursuant to Paragraph 12.4 hereof.

ARTICLE IV. ROYALTIES

Section 4.1

For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to UFRFI in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

(a)

An annual License Maintenance Fee payable commencing on January 1, 2001 and on January 1 of each year thereafter, provided, however, that such fee shall be waived for each year that the Research Agreement continues in effect.  The first License Maintenance Fee shall be the sum of [****], and each successive year thereafter the License Maintenance Fee shall be increased by [****] until the license maintenance fee is [****].  Thereafter, the License Maintenance Fee shall be [****] per year during the remainder of the term of this Agreement.  The License Maintenance Fee shall increase each successive year notwithstanding that LICENSEE is sponsoring research during that year and notwithstanding that the License Maintenance Fee is waived during that year.  The License Maintenance Fee for a given year shall be creditable against any running royalties subsequently due during said year under subparagraph 4.1 (b) below.

(b)

Running royalty in an amount equal to [****] of the Net Sales actually received by LICENSEE of the Licensed Products and Licensed Processes sold by or for LICENSEE, provided, however, that in the event that LICENSEE determines, based on the advice of outside patent counsel selected by LICENSEE and reasonably acceptable to UFRFI, that patent licenses from third parties are required by LICENSEE in order to make, have made, use, lease or sell any particular Licensed Product or Licensed Process, then the royalty which LICENSEE is obligated to pay UFRFI under this Section 4.1 (b) shall be reduced by [****] [****] for each [****] in royalties which LICENSEE is obligated to pay to third parties under such patent licenses, further provided, however, that the royalty payable to UFRFI hereunder shall not be reduced to less than [****] of the royalty that would otherwise have been due to UFRFI hereunder in any reporting period.

Section 4.2

In the event LICENSEE grants any Participating Sublicenses during the term of this Agreement, then for each such sublicense, LICENSEE shall pay UFRFI the following rates:

(a)

[****] of all Participating Sublicense Income consisting of upfront license fees, milestone payments or other payments not based on the sublicensee’s net sales of Licensed Products or Licensed Processes; plus

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)

[****] of all Participating Sublicense Income consisting of royalties based on the sublicensee’s net sales of Licensed Products or Licensed Processes, provided, however, that in the case of the AHPC Sublicense (defined below), in the event that Type D or E Products (as defined in the AHPC Sublicense) are covered by Valid Claims of Apollo Patent Rights not owned by UFRFI (i.e., such Apollo Patent Rights are licensed from a Third Party other than UFRFI or are owned by Apollo), the percentage of Participating Sublicense Income attributable to Type D or E Products due to UFRFI shall be reduced, based on the number of distinct Patent Families whose claims cover the Type D or E Product, by the following formula:

[****] x	Number of UFRFI Patent Families
Total Number of Patent Families

provided that the said royalty to UFRFI shall not be reduced below [****] of Participating Sublicense Income.

For purposes of this Section 4.2 (b), a “Patent Family” means all patents, patent applications, divisions, continuations and continuations-in-part which claim priority from a common application.

Section 4.3

In the event LICENSEE grants any Non-Participating Sublicenses during the term of this Agreement, then for each such sublicense, LICENSEE shall pay UFRFI a royalty at the rate of [****] of the Non-Participating Sublicense Income collected by LICENSEE under such sublicense.

Section 4.4

No multiple royalties shall be payable in the event that any Licensed Product or Licensed Process is covered by more than one patent or claim under Patent Rights as herein defined.

Section 4.5

Royalty payments shall be paid in United States dollars in Gainesville, Florida or at such other place as UFRFI may reasonably designate consistent with the laws and regulations of any foreign country.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.6

In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable by LICENSEE under this Agreement, and LICENSEE determines in good faith that it must pay such taxes, LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of UFRFI and payment of the net amount due after reduction by the amount of such taxes, shall fully satisfy LICENSEE’s royalty obligations under this Agreement. LICENSEE shall provide UFRFI with appropriate receipts or other documentation supporting such payment.  LICENSEE shall inform UFRFI in writing, within thirty (30) days of notification that taxes will or have been levied by a taxing authority.

ARTICLE V. REPORTS AND RECORDS

Section 5.1

LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UFRFI hereunder.  Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates.  Said books and the supporting data shall be open to inspection on behalf of UFRFI, after sales of Licensed Product commence, upon reasonable notice during reasonable business hours to the extent necessary for the purpose of verifying LICENSEE’s royalty statement.  Such inspection shall be made not more often than once each calendar year at the expense of UFRFI by a Certified Public Accountant appointed by UFRFI and to whom LICENSEE has no reasonable objection.  LICENSEE shall not be required to retain such records for more than five (5) years after the close of any calendar half-year.

Section 5.2

LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to UFRFI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding quarterly period under this Agreement as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following;

(a)

number of Licensed Products manufactured and sold.

(b)

total billings for Licensed Products sold.

(c)

accounting for all Licensed Processes used or sold.

(d)

deductions applicable as provided in Paragraphs 1.5 and 1.15.

(e)

total royalty due.

(f)

names and addresses of all sublicensees of LICENSEE and copies of reports submitted by sublicensees.

(g)

A progress report on patent filings in each country, including the serial number, name of patent application, name of inventors and status of each patent application covering Licensed Products or Licensed Processes.

Section 5.3

With each such report submitted, LICENSEE shall pay to UFRFI the royalties due and payable under this Agreement If no royalties shall be due, LICENSEE shall so report.

Section 5.4

The royalty payments and license maintenance fees set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of one percent (1%).  The payment of such interest shall not preclude UFRFI from exercising any other rights it may have as a consequence of the lateness of any payment.

Section 5.5

On or before the sixtieth (60th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide UFRFI with a financial statement for the preceding fiscal year.  Such financial statements shall be unaudited until and unless LICENSEE’S stock becomes publicly traded.

Section 5.6

All reports delivered to UFRFI under Section 5.2 and the information contained therein shall be treated by UFRFI as confidential information proprietary to LICENSEE and/or sublicensees (“Confidential Information”).  UFRFI shall (i) maintain such Confidential Information in strict confidence, except that it may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

The obligations of UFRFI under this Section 5.6 shall not apply to the extent that UFRFI can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by UFRFI; (iii) is or was disclosed to UFRFI without restriction by a third party having no obligation of confidentiality to LICENSEE with respect to such Confidential Information; or (iv) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that LICENSEE receives reasonable prior written notice of such disclosure.

ARTICLE VI. PATENT PROSECUTION

Section 6.1

LICENSEE and/or sublicensees shall, in the name of UFRFI, apply for, seek issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in foreign countries.  The prosecution, filing and maintenance of all Patent Rights patents and applications shall be the primary responsibility of LICENSEE and/or sublicensees.  LICENSEE and/or sublicensees shall seek patent extension for patents licensed under the Patent

Rights in the United States and in such foreign countries as may be designated by LICENSEE and/or sublicensees, under such applicable laws and regulations throughout such countries, where such patent extension rights are available currently or are available in the future.  LICENSEE and/or sublicensees shall keep UFRFI advised as to all developments with respect to the Patent Rights and shall supply to UFRFI copies of alt correspondence and papers received in connection therewith within ten (10) business days of receipt or filing thereof.  LICENSEE and/or sublicensees must provide all correspondence to and advise UFRFI in a timely manner in order to permit UFRFI to comment on all actions before they are taken by LICENSEE’s or sublicensee’s patent counsel.  LICENSEE and/or sublicensees shall instruct their patent counsel to provide information regarding the status of all Patent Rights directly to UFRFI upon reasonable request of UFRFI from time to time.  All final decisions with respect to prosecution of the Patent Rights are reserved to UFRFI.

Section 6.2

Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of LICENSEE.

Section 6.3

If LICENSEE desires that a patent application be filed on University Inventions, LICENSEE and/or sublicensees shall promptly prepare, file and prosecute a patent application or applications in UFRFI’s name, and/or any pertinent continuation, continuation-in part and/or reissue application(s) thereof in the United States directed to such University Inventions.  University shall thereafter assign all such University Inventions to UFRFI.  LICENSEE and/or sublicensees shall bear all expenses incurred in connection with such preparation, filing and prosecution of U.S. and foreign patent application(s) and patents directed to University Inventions.  UFRFI shall cooperate with LICENSEE and/or sublicensees to assure that such application or applications, and any such continuation, continuation-in-part and/or reissue application(s) thereof will cover, to the best of LICENSEE’s and/or sublicensees’ knowledge, all items of commercial interest and importance.  UFRFI shall have the right to advise and cooperate with LICENSEE and/or sublicensees in such prosecution, and such advice shall not be rejected unreasonably.

Section 6.4

If LICENSEE elects not to exercise its option(s) pursuant to this Agreement, or if LICENSEE or sublicensees decide to discontinue the financial support of the prosecution or maintenance of the protection of the Patent Rights in the United States and in foreign countries; or if LICENSEE or a sublicensee is grossly negligent in its prosecution or maintenance of the protection thereof, UFRFI shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at UFRFI’s sole expense. LICENSEE or sublicensees shall give UFRFI written notice of any decision to discontinue the financial support of the prosecution or maintenance of the Patent Rights, which notice shall be given sufficiently in advance of any filing or payment deadline to enable UFRFI to make such filing or payment in a timely manner.

ARTICLE VII. INFRINGEMENT

Section 7.1

LICENSEE and/or sublicensees shall inform UFRFI promptly in writing, of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

Section 7.2

During the term of this Agreement, LICENSEE and/or sublicensees shall have the primary responsibility to prosecute any alleged infringement of Patent Rights, including the defense of any claims of invalidity of the Patent Rights made in connection therewith by the infringers.  UFRFI shall have the right, but not the obligation, (a) to share up to 50% of the costs, provided however, that if a sublicensee exercises its right under its sublicense agreement to share in up to 50% of the said costs, UFRFI shall only have the right to share in 50% of the costs not assumed by such sublicensee, or (b) to assume 100% of the costs if LICENSEE and/or sublicensees choose not to prosecute.  Either party may claim the other as co-plaintiff. The total cost of any such infringement action shall be shared appropriately with respect to expenses incurred.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRFI, which consent shall not unreasonably be withheld; provided, however, that LICENSEE shall indemnify UFRFI against any order for costs that may be made against UFRFI in such proceedings, in accordance with this Paragraph.

Section 7.3

In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due UFRFI hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys’ fees, in connection therewith.  Said withholding of royalties shall begin no earlier than the date LICENSEE first receives a bill for professional services or expenses associated with the enforcement and/or defense of the Patent Rights.  Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of UFRFI for any royalties past due or withheld with interest and applied pursuant to this Article VII.  Any additional monies recovered from the settlement of any such suit shall be shared on a pro rata basis between LICENSEE and/or sublicensees and UFRFI according to the respective percentages of costs borne by each in such suit.

Section 7.4

In any infringement suit as either party may institute to enforce and/or defend the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE VIII. PRODUCT LIABILITY

Section 8.1

LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRFI and the University, their trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees whether arising from a third party claim or resulting from UFRFI’s enforcing this indemnification clause against LICENSEE, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or Licensed Process(es) or arising from any obligation of LICENSEE hander. LICENSEE’S indemnification under this Paragraph 8.1 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the intentional wrongdoing or intentional misconduct of UFRFI and the University, their trustees, officers, employees and affiliates.

Section 8.2

In the event any such action is commenced or claim made or threatened against UFRFI or other indemnitees whom LICENSEE is obligated to indemnify or hold harmless, UFRFI or the other indemnitees shall promptly notify LICENSEE of such event. LICENSEE shall have the right to participate in the defense of that part of any such claim or action commenced or made against UFRFI (or other indemnitees) which relates to LICENSEE’S indemnification, and LICENSEE shall not be liable to UFRFI or other indemnitees in account of any settlement of any such claim or litigation affected without LICENSEE’S consent, which consent shall not be unreasonably withheld or delayed.

Section 8.3

As of the first commercial sale of a Licensed Product or first commercial use of a Licensed Product, LICENSEE and/or sublicensees shall obtain, and carry in full force and effect, liability insurance which shall protect LICENSEE and UFRFI in regard to events covered by Paragraph 8.1 above.

Section 8.4

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRFI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

ARTICLE IX. EXPORT CONTROLS

LICENSEE hereby agrees that it shall not sell, transfer, export or re-export any Licensed Products or Licensed Processes or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or re-export any such Licensed Products or Licensed Processes or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or re-export.  To the extent not inconsistent with this Agreement, UFRFI agrees to provide LICENSEE with such assistance as it may reasonably request in obtaining such licenses, permits or authorization.

ARTICLE X. NON-USE OF NAMES

LICENSEE, UFRFI, and any sublicensees of LICENSEE shall not use each others’ names nor the names of any of each others’ employees, nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from the other in each case, except that LICENSEE and UFRFI may state that such license is in effect.

ARTICLE XI. ASSIGNMENT

This Agreement is not assignable and any attempt to do so shall be void except in the case of a transfer of substantially all of the assets of one of the parties hereto.  This Agreement shall bind the parties, their successors resulting from merger, and their permitted assigns.

ARTICLE XII. TERM AND TERMINATION

Section 12.1

Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect until the last to expire of any patent claim included in the Licensed Products.

Section 12.2

If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by UFRFI.

Section 12.3

Should LICENSEE fail to pay UFRFI royalties due and payable hereunder, UFRFI shall have the right to terminate this Agreement on thirty (30) days’ notice, unless LICENSEE shall pay UFRFI within the thirty (30) day period all such royalties and interest due and payable.  Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.  Notwithstanding the foregoing, if LICENSEE disputes certain of the said royalty amounts, and such dispute is submitted to arbitration under Article XIV within the said thirty (30) day period: (a) LICENSEE shall nevertheless remain obligated to pay when due all royalty amounts not in dispute, and the notice and cure provisions of this Section 12.3 shall remain applicable to such undisputed amounts, and (b) LICENSEE shall deposit in an interest-bearing escrow account acceptable to UFRFI all amounts in dispute, which escrow account shall provide for disbursement of all such amounts pursuant to the arbitration decision.

Section 12.4

Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 12.2 and 12.3 above, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 12.4, UFRFI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days’ notice to LICENSEE.  Such termination shall become effective unless LICENSEE shall have cured or commenced good faith remedial action acceptable to UFRFI with respect to any such breach or default prior to the expiration of the ninety (90) day period. If UFRFI terminates this Agreement pursuant to the terms hereof, the Research Agreement shall concurrently terminate on the effective date of termination of this Agreement, and the Research Agreement shall be terminated in accordance with Paragraph 4.2 and Article X of the Research Agreement.

Section 12.5

LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ written notice to UFRFI, and upon payment of all amounts due UFRFI through the effective date of the termination.

Section 12.6

UFRFI may terminate this Agreement upon the occurrence of the third separate default by LICENSEE within any consecutive three (3) year period for failure to pay royalties when due.

Section 12.7

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UFRFI the royalties thereon as required by Article 1V of this Agreement and shall submit the reports required by Article v hereof on the sales of Licensed Products.

Section 12.8

Upon termination of this Agreement, except as provided in Section 12.9, any sublicensee not then in default or in threat of default as documented by reports as per Section 5.2 shall have the right to seek a license from UFRFI.

Section 12.9

The provisions of Section 12.8 notwithstanding, the following provisions shall apply in the case of the License and Option Agreement between Licensee and American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories Division, (“AHPC”) pursuant to which LICENSEE proposes to grant to AHPC certain exclusive worldwide sublicenses and options for exclusive worldwide sublicenses under certain of the Patent Rights in the field of human neurodegenerative disease (the “AHPC Sublicense”), a copy of which, in the form of the January 31, 1999 draft, has been provided to UFRFI:

(a)

UFRFI agrees that upon termination of this Agreement, that provided AHPC is not then in default of its material obligations under the AHPC Sublicense such that LICENSEE would have the right to terminate the AHPC Sublicense, the sublicenses to AHPC pursuant to this Agreement and in effect as of the date of termination, together with any outstanding options to obtain sublicenses thereunder, shall remain in effect in accordance with their terms, and AHPC shall thereafter make any payments due to LICENSEE with respect to such Patent Rights directly to UFRFI; provided, however, that UFRFI shall not assume any of the obligations or warranties of LICENSEE under the AHPC Sublicense, with the exception of the-following obligations thereunder:

(1)

the obligation to maintain the exclusivity of the licenses granted under Section 2.1; the obligation to reasonably accept AHPC’s choice of outside counsel for a determination to be made under Section 3.9.7;

(2)

the obligations of providing notice, payment of expenses associated with an audit and to refund any overpayments made in accordance with Section 3.11;

(3)

the obligation to treat certain information as confidential under Section 3.11.5;

(4)

the obligation not to unreasonably withhold or delay consent under Section 4.2;

(5)

the obligation to maintain the confidentiality of status reports in accordance with Section 4.4;

(6)

the obligation to provide AHPC notice of certifications filed pursuant to 21 U.S.C. § 355(b)(2)(A) as provided in Section 6.5;

(7)

the obligation to give AHPC notice of the grant; lapse, revocation, surrender, invalidation or abandonment of any applicable Apollo Patent Rights as provided in Section 6.6;

(8)

the obligation to cooperate in obtaining patent term restoration under Section 6.7; and

(9)

the obligations of confidentiality under Article 10.

(b)

The provisions of Section 12.9 (a) notwithstanding, in the event that AHPC terminates the licenses granted to it under the AHPC Sublicense with respect to a particular Product Type (as defined in the AHPC Sublicense) for cause pursuant to Section 8.4(a) thereof the licenses granted to LICENSEE with respect to such Product Type hereunder shall automatically terminate and shall become direct licenses to AHPC pursuant to the terms of the AHPC Sublicense as provided above, except that AHPC’s payment obligations to UFRFI shall consist of, and be limited to, the amounts which LICENSEE would have owed to UFRFI with respect to such Product Type hereunder. In such event UFRFI shall not assume any of the obligations of the AHPC Sublicense with the exception of the obligations set forth in Sections 12.9(a)(1)-(9) above to the extent such obligations are applicable to the licenses which have become direct licenses to AHPC.

(c)

In the event of termination of this Agreement, or of the termination of certain licenses under this Agreement pursuant to Section 12.9(b) above, UFRFI shall assume responsibility for filing, prosecution and maintenance of the Apollo Patent Rights (as defined in the AHPC Sublicense) owned by UFRFI and licensed by UFRFI to AHPC directly under the AHPC Sublicense unless AHPC elects to assume such responsibility.

(d)

in the event of termination of this Agreement, or of the termination of certain licenses under this Agreement pursuant Section 12.9(b) above, the respective rights of AHPC and UFRFI to terminate the AHPC Sublicense shall be governed by the termination provisions of the AHPC Sublicense.

(e)

UFRFI agrees that AHPC shall be considered a third-party beneficiary of this Section 12.9, with the right to enforce its provisions against UFRFI.

(f)

Pursuant to the Confidential Disclosure Agreement dated as of November 4, 1998 among Licensee, AHPC, UFRFI and certain individuals, UFRFI has agreed to treat the AHPC Sublicense as confidential information of AHPC and Licensee.

(g)

UFRFI acknowledges that the AHPC Sublicense is a Participating Sublicense.

(h)

The provisions of this Section 12.9 notwithstanding, UFRFI shall not be bound by any amended provision of the AHPC Sublicense (January 31, 1999 draft) which amended provision has not been approved by UFRFI is writing, which approval UFRFI will not unreasonably withhold or delay.

Section 12.10

Bankruptcy.

(a)

Notice of Assumption of Rejection.

(1)

In the event that either party files or has filed against it a petition under the Federal Bankruptcy Code (11 U.S.C. §§ 1, et seq.) (the “Bankruptcy Code”), is adjudged bankrupt, or files or has filed against it a petition for reorganization or arrangement under any law relating to bankruptcy or similar laws for the protection of debtors, whether under the laws of the United States and its political subdivisions or otherwise, such party shall (1) notify the other party thereof within ten (10) days after the filing of such petition or such adjudication, and (2), within thirty (30) days after the filing of such petition, shall notify the other party of the party’s assumption or rejection of this Agreement, and shall file a petition with the appropriate court for approval of all other action as may be necessary to obtain the approval of such petition and of such assumption of rejection.

(2)

If such party does not: (1) within thirty (30) days after the occurrence of any of the foregoing events, notify the other party of its assumption or rejection of this Agreement or file the petition, or (2) thereafter diligently take all other action necessary for the approval of the foregoing petition or of such assumption or rejection, such party shall be deemed to have rejected this Agreement.  Each party acknowledges that, for purposes of Section 365 of the Bankruptcy Code and similar provisions of any other or future similar laws relaxing to any party’s assumption or rejection of any executory contract, a period of thirty (30) days after the date of any filing or adjudication described above shall constitute a reasonable time in which such party shall assume or reject this Agreement and a party shall be deemed to have not diligently taken all action necessary for the approval of the foregoing petition or of such assumption or rejection if such petition, assumption or rejection is not approved by the appropriate court within sixty (60) days after the filing of the petition for such assumption or rejection.

(b)

Conditions to Assumption.

No election by any party, or any successor-in-interest to such party, to assume this Agreement as contemplated by paragraph (a) above shall be effective unless each of the following conditions, each of which each party acknowledges is commercially reasonable in the context of a bankruptcy or similar proceeding, has been satisfied by such party and each of the other parties has acknowledged such satisfaction in writing:

(1)

Cure. Such party has cured, or has provided the other party adequate assurances that:

(A)

Monetary Defaults. Within ten (10) days from the date of such assumption such party will cure all monetary defaults under this Agreement; and

(B)

Non-Monetary Defaults. Within thirty (30) days from the date of such assumption such party will cure all non monetary defaults under this Agreement.

(2)

Pecuniary Loss. Such party has compensated or has provided to the other party adequate assurances that within ten (10) days from the date of assumption the other party will be compensated for any pecuniary loss incurred by the party arising from any default of such party under this Agreement prior to the assumption.

(3)

Future Performance. Such party has provided the other party with adequate assurances of the future performance of such party’s obligations under this Agreement.

(c)

Termination.

This Agreement shall terminate upon the rejection of this Agreement as contemplated by this Paragraph by any party or successor-in-interest thereto.

(d)

No Transfer.

Neither any party’s interest in this Agreement nor any portion thereof shall pass to any trustee, receiver, or assignee for the benefit of creditors, or any other person or entity or otherwise by operation of law under the Bankruptcy Code or the insolvency laws of any state having jurisdiction of the person or property of such party unless the other party shall consent to such transfer in writing.

ARTICLE XIII. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be. sufficiently made or given on the date of mailing if sent to such party by nationally recognized overnight delivery service, certified first class mail, postage prepaid, or facsimile with confirmation, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of UFRFI:

University of Florida Research Foundation, Inc.
223 Grinter Hall
P.O. Box 115500
Gainesville, Florida 32611
Attn: President

Facsimile: (352) 846-0491

With copy to:

Office of Technology Licensing
1938 West University Avenue
Gainesville, Florida 32603
Attn: Director

Facsimile: (352) 392-6600

All payments to:

Business Office
University of Florida Research Foundation, Inc.
109 Grinter Hall
P.O. Box 115500
Gainesville, Florida 32611

PLEASE MAKE ALL CHECKS PAYABLE TO:

University of Florida Research Foundation, Inc.

In the case of LICENSEE:

President
Apollo BioPharmaceutics, Inc.
One Broadway, Suite 600
Cambridge, Massachusetts 02142
Facsimile: (617) 621-7156

With copy to:

Michael Lytton, Esquire
One Beacon Street
Boston, MA 02108
Facsimile: (617) 227-4420

ARTICLE XIV. ARBITRATION

Section 14.1

Any controversy or claim arising out of, or relating to, any provisions of this Agreement or the breach thereof which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

Section 14.2

Notwithstanding the foregoing, nothing in this Article XIV shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XV. MISCELLANEOUS PROVISIONS

Section 15.1

The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

Section 15.2

The provisions of this Agreement are severable,  and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 15.3

LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

Section 15.4

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party

Section 15.5

For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

Section 15.6

This Agreement may be signed in counterparts which collectively shall constitute a single agreement.

Section 15.7

Neither party shall be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

Section 15.8

The parties each, at any time or from time to time, shall execute and deliver or cause to be delivered such further assurances, instruments or documents as may be reasonably necessary to fulfill the terms and conditions of this Agreement.

ARTICLE XVI. CONDITION OF EFFECTIVENESS

The effectiveness of this restated Agreement is subject to the conditions that (i) on or before February 12,1999 LICENSEE and AHPC shall have entered into the AHPC Sublicense in the form of the January 31, 1999 draft provided to UFRFI and (ii) that LICENSEE shall not have terminated the AHPC Sublicense pursuant to Section 2.6.4 of the AHPC Sublicense. If the said AHPC Sublicense is not entered into by such date, or if, pursuant to Section 2.6.4 of the AHPC Sublicence LICENSEE terminates the AHPC Sublicense prior to the Effective Date thereof, this restated Agreement shall be considered to have never become effective, and the relationship of UFRFI and LICENSEE shall remain governed by the Patent License Agreement with Research Component as revised and restated on October 15, 1996 and amended on January 21,1998.

IN WITNESS WHEREOF, the parties have hereunto set their bands and seals and duly executed than Agreement the day and year set forth below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By

“Ronald M. Kudla”

Name

Ronald M. Kudla

Title

Director

Date

“February 4, 1999”

APOLLO BIOPHARMACEUTICS, INC.

By

“Katherine Gordon”

Name

Katherine Gordon, PhD

Title

President

Date

“February 4, 1999”

Exhibit A

United States and Foreign Patents and/or Application

Patent Rights A
[****]

Country/region	Application/Serial Number	Filing Date	Title	Status
[****]

Patent Rights B
[****]

Country/region	Application/Serial Number	Filing Date	Title	Status
[****]

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Patent Rights C
[****]

Country/region	Application/Serial Number	Filing Date	Title	Status
[****]

Patent Rights D
[****]

Country/region	Application/Serial Number	Filing Date	Title	Status
[****]

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

CORPORATE
RESEARCH AGREEMENT
TO ACCOMPANY LICENSE AGREEMENT

This AGREEMENT entered into this ____ day of _____________, _____ (the “Effective Date”), by and between APOLLO BIOPHARMACEUTICS, INC., a corporation duly organized under the laws of the State of Delaware and having its principal office at One Broadway, Suite 600, Cambridge, Massachusetts 02142 (hereinafter referred to as “Sponsor”) and the UNIVERSITY OF FLORIDA, a non-profit educational institution of the State of Florida located in Gainesville, Florida (hereinafter referred to as the “University”).

WITNESSETH:

WHEREAS, Sponsor desires the research assistance of certain technically qualified persons having access to certain facilities and equipment;

WHEREAS, Sponsor desires to fund said research entitled attached hereto as Appendix 1;

WHEREAS, Sponsor has entered into a License Agreement with the University of Florida Research Foundation, Inc. (“UFRFI”) dated _____________ for all fields of use. UFRFI and University have agreed that the research described herein shall be funded through and conducted by University.

WHEREAS, University is willing to cooperate with and assist Sponsor by furnishing such personnel, and facilities as may be required;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

 DEFINITIONS:

As used herein, the following terms shall have the following meanings:

1.1

“Project Description” shall mean the description of the project as described in Appendix 1 hereof.

1.2

“Project Work” shall mean the research work as described in Appendix 1 hereof to be performed by university and its Principal Investigator, [****], under this Agreement.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3

“Contract Period” is for a period of ______ (_) years, commencing from the Effective Date, during which the University shall perform the Project Work.

1.4

“Principal Investigator” shall mean the individual designated by University to implement and oversee all aspects and components of the Project Work and to serve as University’s liaison with Sponsor’s designated representative.

1.5

“Researcher(s)” shall mean individually and collectively the Principal Investigator, graduate students, other professional personnel and/or other employees of University participating in the actual performance of the Project Work.

1.6

“Sponsor” shall mean the LICENSEE defined and described in the License Agreement between LICENSEE and UFRFI.

1.7

“License Agreement” shall mean that certain License Agreement dated _______ to which this Research Agreement is attached.

II. RESEARCH WORK

2.1

University shall commence the performance of the Project Work promptly after the Effective Date of this Agreement, and shall use its diligent efforts to complete such Project Work substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding. Sponsor and University may at any time enter into written agreements to make changes to and amend the Project Description, provided, however, that such changes or amendments do not change the nature of the project; are approved by UFRFI; and, further provided that budgetary allocations set forth in Appendix 1 hereof covering the Project Work to be performed hereunder shall be augmented as necessary to cover any additional costs to University resulting from such changes or amendments.

2.2

Sponsor’s designated representative shall be Katherine Gordon, PhD or such other representative as Sponsor may from time to time designate. University’s Principal Investigator shall be [****] or such other representative as University may designate with the prior written approval of Sponsor.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

III. REPORTS AND CONFERENCES

3.1

University’s Principal Investigator shall make up to four (4) oral reports each year requested by Sponsor and shall submit written progress/program reports on a yearly basis and as specific phases of work are completed. A final report shall be submitted by University within forty five (45) days of the conclusion of the Contract Period, or early termination of this Agreement.

3.2

If necessary, during the term of this Agreement, representatives of the University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project Work to be performed hereunder.

IV. COSTS, BILLINGS AND OTHER SUPPORT

4.1

It is agreed to and understood by the parties hereto that, subject to Section II, total costs to Sponsor hereunder shall not exceed the sum of _____________________ ($__________).  These costs shall be allocated as set forth in Appendix 1 attached hereto for use in the Project Work.

4.2

Anything herein to the contrary notwithstanding, should this Agreement be subject to early termination pursuant to Section X hereof, Sponsor shall pay all costs accrued by University as of the date of termination, provided, however, that Sponsor shall reimburse University for non-cancelable obligations, which shall include all non-cancelable contracts and postdoctoral associate appointments called for in the Project Description, Appendix 1 incurred prior to the effective date of termination. After termination, any obligation of Sponsor for postdoctoral associates shall end no later than the end of the University’s fiscal year following termination.

V. PUBLICITY

5.1

Sponsor will not use the name of the University, nor of any member of the University’s technical staff in any publicity, advertising or news release without the prior written approval of an authorized representative of the University; provided, however, that Sponsor may (a) refer to publications by. employees of University in scientific literature, or (b) state that Sponsor is sponsoring research at University. The University will not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor.

VI. PUBLICATIONS

6.1

Sponsor recognizes that under University academic policy, the results of a University research project must be publishable and agrees that Researchers engaged in the Project Work shall be permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project Work, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least sixty (60) days in advance of the submission of such proposed publication or presentation to a journal, editor or other third party. Sponsor shall have thirty (30) days, after receipt of said copies, to object to such proposed presentation or proposed publication either because there is patentable subject matter which needs protection and/or there is Confidential Information (as later defined herein) of Sponsor contained in the proposed publication or presentation. In the event that Sponsor makes such objection, the said Researcher(s) shall refrain from making such publication or presentation for a maximum of three (3) months in order for Sponsor to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

VII. CONFIDENTIALITY

7.1

Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know-how, practices, process or other information of any kind and in any form (hereinafter referred to as “Confidential Information’) disclosed or submitted, either orally, in writing or in other tangible or intangible form which is designated as Confidential Information to either party by the other shall be received and maintained by the receiving party. Furthermore, neither party shall use the said Confidential Information for any purpose other than those purposes specified in this Agreement.  The parties may disclose Confidential Information to the minimum number of its employees reasonably requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. The University warrants that any and all Researchers conducting research, under and supported by this Agreement shall sign a participation agreement substantially similar in content to the form attached hereto and incorporated herein by references as Appendix 2.

7.2

Nothing contained herein will in any way restrict or impair either parties right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt:

7.2.1

Is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party; or

7.2.2

Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party.

VIII. INVENTIONS, IMPROVEMENTS AND DISCOVERIES

8.1

University will promptly notify Sponsor of any University Inventions conceived and/or made during the Contract Period under Project Work funded by Sponsor or such shorter time if there is an early termination.

8.2

All rights and title to University Inventions arising under Project Work shall belong to University and shall be subject to the terms and conditions of this Agreement and the License Agreement.

8.3

All rights and title to Joint Inventions arising under the Project Work shall belong jointly to Sponsor and University and shall be subject to the terms and conditions of this Agreement and the License Agreement.

8.4

Rights to inventions, improvements and/or discoveries, whether patentable or not, relating to Project Work made solely by employees of Sponsor shall belong to Sponsor, and such invention, improvements and/or discoveries shall not be subject to the terms and conditions of this Agreement, but shall be subject to the terms and conditions of the License Agreement

IX. PATENTS AND PATENT APPLICATIONS

9.1

All rights to University Inventions will be assigned by University to UFRFI.

X. TERM AND TERMINATION

10.1

This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Section X. The parties hereto may, however, pursuant to Section 2.1, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign.

10.2

In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within sixty (60) days after receipt or written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or is equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

10.3

Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the. effective date of termination of this Agreement including, but not limited to, any license or sublicense rights under the License Agreement. No termination of this Agreement, however effectuated, shall release the parties hereto from their rights and obligations under Section III, IV, V, VII, or VIII.

XI. MISCELLANEOUS

11.1

The parties recognize that inventions, copyrightable works or other proprietary information may arise from research sponsored in whole or in part by agencies of the federal government.  The parties hereto agree that any such developments shall be governed by the provisions of Public Law 96-517, or as amended, during the term of this Agreement.

11.2

In the performance of all services hereunder.

11.2.1

University shall be deemed to be and shall be an independent contractor and as such University shall not be entitled to any benefits applicable to employees or Sponsor;

11.2.2

University shall comply with all governmental laws and regulations, such as EPA, OSHA and like regulations, which are applicable to the University and its performance of the Project Work hereunder;

11.2.3

Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

XII. INDEMNITY/ INSURANCE

12.1

University warrants and represents that, as part of the State of Florida, University is self-funded for liability insurance under Chapter 284, Florida Statutes such protection being applicable to officers, employees and agents while acting within the scope of their employment by University and University has no liability insurance policy as such that can extend protection to any other person.

12.2

Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and the officers, employees and agents thereof.

12.3

The parties further agree that nothing contained herein shall be construed or interpreted as denying to either party any remedy or defense available to such party under the laws of the State of Florida or its agents and agencies to be sued by reason hereon; or as a waiver of sovereign immunity of the State of Florida beyond the waiver provided in Section 768.28, Florida Statutes (1991).

XIII. GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the internal law of the State of Florida without regard to its conflict of laws.

XIV. ASSIGNMENT

This Agreement is not assignable and any attempt to do so shall be void except in the case of a transfer of substantially all of the assets of one of the parties hereto.  This Agreement shall bind the parties, their successors resulting from merger, and their permitted assigns.

XV. AGREEMENT MODIFICATION

Any agreement changing the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by authorized representatives of the parties hereto.

XVI. NOTICES

Notices, invoices, communications and payments hereunder shall be deemed made if given by registered or certified mail, postage prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:

Katherine Gordon, PhD
President
Apollo BioPharmaceutics, Inc.
One Broadway, Suite 600
Cambridge, Massachusetts 02142

If to University:

Vice President For Research
Office of Research & Graduate Education
University of Florida
223 Grinter Hall
Gainesville, Florida 32611

Technical Matter:

[****]
Center for the Neurobiology of Aging
University of Florida
JHM Health Center
P.O. Box 100487
Gainesville, Florida 32610-0487

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Payments shall be made in United States dollars to the University of Florida at the address fast indicated hereinabove.  The date of giving any notice, invoice or other communication, and the date of making any such payment, provided that such payment is received, shall be the date on which such envelope is deposited with the appropriate U.S. Post Office.  The postal service receipt showing the date of such deposit shall be prime facie evidence of these facts.

XVII. INDEPENDENT CONTRACTORS

For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other.  Neither party shall have authority to make any statements, representations or commitments of ant kind, or to take any action, that will be binding on the other party.

XVIII. FORCE MAJEURE

Neither party shall be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

XIX. ENTIRE AGREEMENT

This Agreement represents the entire understanding between the parties, and supersedes and merges all understanding between the parties, and supersedes and merges all other agreements, express or implied, discussions or understandings between the parties with respect to the subject matter hereof.  It shall be interpreted in conjunction and consistent with the License Agreement to which this is an Exhibit.

IN WITNESS WHEREOF, the parties have caused these present to be executed in duplicate as of the day and year, first above written.

APOLLO BIOPHARMACEUTICS, INC

UNIVERSITY OF FLORIDA

By:

Katherine Gordon, PhD

By:

Title:

President

Title:

Witness

Witness

Appendix 1

Project Work and Budget

Appendix 2

PARTICIPATION AGREEMENT

The University of Florida (“University”) and Apollo BioPharmaceutics, Inc. (“Sponsor”) have entered into a corporate research agreement (“Research Agreement’) in which Sponsor granted to University, and University accepted, a research grant to support certain investigations (the “Sponsored Activity”).  University agreed to certain obligations to Sponsor with respect to rights in inventions, copyrightable subject-matter and other developments of a proprietary nature that arise is connection with the Sponsored Activity.  As a condition of my participating in the Sponsored Activity and in consideration therewith, and to enable University to fulfill its obligations to the Sponsor, I hereby agree as follows:

1.

The University shall have all rights with respect to any and all rights of a proprietary nature which may accrue to me by virtue of my participation in the Sponsored Activity and income derived therefrom to which it is entitled under the terms of the Research Agreement, including such rights in any invention, improvement, discovery or innovation, whether or not patentable, conceived or first actually reduced to practice by me, solely or jointly with others, in the course of, in connection with or as a result of the Sponsored Activity. I will execute all documents and do all acts, but without expense to me, necessary or proper to effectuate such rights or determinations of the University, and I will not claim or assert rights inconsistent with the University’s rights.

2.

Any and all knowledge, know-how, practices, process or other information of any kind and in any form (hereinafter referred to as “Confidential Information”) disclosed or submitted, either orally, in writing or in other tangible or intangible form which is designated as Confidential Information, to me by the Sponsor shall be received and maintained by me in strict confidence and shall not be disclosed to any third party.  Furthermore, I shall not use the Confidential Information for any pose other than those purposes specified in the Sponsored Activity.

3.

The principal investigator of the Sponsored Activity shall insure that each participant signs a participation agreement in the form of this one.

Signed:

Typed or Printed Name:

Date:

AMENDMENT NO. 1 TO
PATENT LICENSE AGREEMENT WITH RESEARCH COMPONENT

This Amendment No. 1, dated as of March 8, 2000, is between The University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611-2037 (“UFRFI”) AND Apollo BioPharmaceutics, Inc., a corporation duly organized under the laws of the State of Delaware and having its principal office at One Broadway, Suite 600, Cambridge, Massachusetts 02142 (“LICENSEE”) and amends the Patent License Agreement with Research Component dated December 15, 1993 (the “Agreement”) between UFRFI and LICENSEE (as revised and restated by UFRFI and LICENSEE on February 4, 1999).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

In consideration of the mutual covenants set forth in this Amendment No. 1, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Section 2.11 of the Agreement is hereby deleted and replaced with the following:

Any patent applications or patents issued from Joint Inventions shall be filed in University’s and LICENSEE’s names.  The parties agree that, in the event LICENSEE exercises its option to any Joint Invention pursuant to Section 2.10, the license maintenance fee and royalty to be paid by LICENSEE to UFRFI under a license agreement executed by the parties for such Joint Invention shall be [****] of the amounts specified under Section 4.1 of this Agreement and, in the event LICENSEE sublicenses its right to such Joint Invention, the percentage of sublicense income to be paid by LICENSEE to UFRFI shall be [****] of the amounts specified in Sections 4.2 and 4.3 of this Agreement.

2.

The parties acknowledge that LICENSEE has, pursuant to Section 2.10, exercised its option to U.S. Patent Application Serial No. [****] entitled [****] and the parties hereby agree that such patent application is included in the Patent Rights and added to Exhibit A to the Agreement.

3.

The parties acknowledge that LICENSEE has, pursuant to Section 2.10, exercised its option to U.S. Patent Application Serial No. [****]entitled [****] and the parties hereby agree that such patent application is included in the Patent Rights and added to Exhibit A to the Agreement.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By: “Thomas E. Walsh”

Name:
Title:
Date: “3/8/2000”

APOLLO BIOPHARMACEUTICS, INC.

By: “Katherine Gordon”

Name: Katherine Gordon
Title: President & CEO
Date: “1/19/2000”

AMENDMENT NO. 2 TO PATENT LICENSE AGREEMENT WITH
RESEARCH COMPONENT

This Amendment No. 2, dated as of May 2, 2000, is between The University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611-2037 (“UFRF”) AND Apollo BioPharmaceutics, Inc., a corporation duly organized under the laws of the State of Delaware and having its principal office at One Broadway, Suite 600, Cambridge, MA 02142 (“LICENSEE”) and amends the Patent License Agreement with Research Component dated December 15, 1993 (the “Agreement”) between UFRF and LICENSEE (as revised and restated by UFRF and LICENSEE on February 4, 1999 and as amended March 8, 2000).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

In consideration of the mutual covenants set forth in this Amendment No. 2, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Section 3.1 of the Agreement is hereby deleted and replaced with the following:

LICENSEE shall use diligent efforts to bring one or more Licensed Products or Licensed Processes to market through a vigorous and diligent program for exploitation of the Patent Rights to attain maximum commercialization of Licensed Products and Licensed Processes, including sponsoring of research at UFRF pursuant to the Research Agreement, with a maximum of [****] per year for two years from April 1, 1999.  Notwithstanding the foregoing, beginning April 1, 2000, LICENSEE shall pay to UFRF a monthly installment equal to [****] or [****] per month, such amount being inclusive of a fee of [****] overhead, until July 1, 2000.  At such time as [****] may reestablish the research that is the subject of Appendix 1 at an institution other than UFRF, LICENSEE shall pay the remaining monthly payments to such other institution in order to continue [****] research programs, subject to the execution of a mutually acceptable research agreement between LICENSEE and such other institution.

2.

LICENSEE shall have no obligation to make any payments to UFRF under Article IV of the Agreement for any new, independent, patent rights emerging from [****] research at any other institution with which he may later become affiliated.  Notwithstanding the foregoing, however, in the event that [****] shall develop any patent rights that fall within the existing definition of Patent Rights while conducting research at another institution, LICENSEE’S obligations to UFRF under Article IV of the Agreement shall remain unchanged.

3.

Licensee shall be obligated under Section 4.1(a) to commence payment of annual license maintenance fees, beginning January 1, 2001 in the amount of [****], and continuing each subsequent year in increasing amounts as specified in Section 4.1(a).

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.

TERMINATION: At such time when [****] terminates his employment with the University of Florida, UFRF shall have no obligation to continue the research that is the subject of Appendix 1 of the Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this amendment to the AGREEMENT the day and year set forth below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION

“Thomas E. Walsh”

Thomas E. Walsh, Ph.D., Secretary

Date: “5/5/00”

APOLLO BIOPHARMACEUTICS, INC.

By: “Katherine Gordon”

Name: Katherine Gordon

Title: President & CEO

Date: “5/15/00”

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.